SECOND AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

    THIS SECOND AMENDMENT dated as of the 23rd day of December, 2020, to the Investment Advisory Agreement, dated as of April 29, 2016, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Jackson Square Partners, LLC, a Delaware limited liability company (“Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to change the name of the Jackson Square All-Cap Growth Fund to the Jackson Square International Growth Fund and to change the annual fee rate for the Jackson Square International Growth Fund and the Jackson Square Global Growth Fund; and

WHEREAS, the parties desire to amend the Agreement to amend the investment advisory fees payable to the Adviser with respect to the Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto, effective December 28, 2020.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES:

By:	/s/ Brian R. Wiedmeyer
Name:	Brian R. Wiedmeyer
President and Principal Executive Officer

JACKSON SQUARE PARTNERS, LLC:

By:	/s/ Van Tran
Name:	Van Tran, CFO

SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets

Jackson Square International Growth Fund	0.80%

Jackson Square Global Growth Fund	0.75%

Jackson Square Select 20 Growth Fund	0.65%

Jackson Square SMID-Cap Growth Fund	0.75%

Jackson Square Large-Cap Growth Fund	0.55% on assets up to $2.5 billion 0.525% on assets of more than $2.5 billion but less than $5 billion $0.50% on assets of $5 billion or more